Exhibit (p)(3)

博时国际管理制度

文件名称：	合规管理制度	文件编号：
审批人：	博时国际	生效日期：	2017.11.01
更新部门：	博时国际风控及法规部	文档页数：	第 86 页 共 104 页

附件五 员工交易管理制度（英文版）

STAFF DEALING POLICES

2 January 2014

1.	Scope

The Company’s Staff Dealing Policies govern the trading activities of the personal accounts of the Company’s employees and executive directors (the “Employee”), their spouse, their minor children, or any other person to who the employee provides the significant financial support and accounts in which they directly or indirectly hold beneficial interests. The Staff Dealing Policies are considered as a part of the Compliance Manual (the “Manual”) maintained at Bosera International and should read with the Manual from time to time. The types of securities to be covered, approved for trading and reported for disclosures are listed out in the Appendix 1 – Security Type.

2.	Disclosure Requirements

All Employees (including those executive directors) is required to disclose his/her initial holdings later than 10 days after he/she becomes an access person and the information provided must be current within 45 days prior to the date the report was submitted.

All employees will then have to disclose his/her holdings once in every quarter within 15 days at the end of each quarter covering the details of holdings and trading activities which may or may not be subject to the pre-trade clearance. Even if the employees do not have any holding, they are required to fill out the disclosure forms indicating that they have no holding by stating “NIL” in the name of investment column in both own and related accounts.

On an annual basis, the Employee is also required to confirm its annual holdings at least once each 12-month period within 45 days at the end of each calendar year.

To ensure that there are no instances where a conflict of interest occurs and to prevent occurrences where the Employee may benefit from privileged information at the expense of the clients, the employees wishing to conduct a trade for their personal accounts will have to seek prior approval before doing so. Please refer to Section 5 below for the procedures on pre-trade clearance. For avoidance of doubt, the Employee, is not required to obtain any prior approval in the manner as below when buying and selling any other mutual funds ( except for the one managed by Bosera International) managed by other 3rd party investment adviser for their personal accounts. However, disclosure of holding in other mutual funds or unit trust is still required to be done on a monthly basis via the submission of the relevant statements.

博时国际管理制度

文件名称：	合规管理制度	文件编号：
审批人：	博时国际	生效日期：	2017.11.01
更新部门：	博时国际风控及法规部	文档页数：	第 87 页 共 104 页

3.	General Principles for personal trading

Employees are expected to devote their workdays to serving the interests of Bosera International and its clients. Accordingly each employee’s personal securities and other financial transactions must be oriented towards a philosophy of investment as distinguished from short-term or speculative trading.

In addition to complying with the Manual and all relevant policies and procedures (including those applicable to the Employee’s specific line of business), you should observe the following general investment principles in carrying out personal transactions in securities and other financial instruments. (All references to securities should be understood to include all financial instruments, such as equity securities, bonds and other debt securities, convertible securities, derivatives, options, and any stock index.)

a)	While in possession of inside information about the issuer of any securities or the securities themselves, never buy, sell, or recommend the purchase or sale of such securities for your account or the accounts of others, regardless of whether the inside information is gained through the scope of your employment or elsewhere. If in doubt, don’t trade.

b)	Do not buy or sell securities with knowledge of proposed client trades, trades by Bosera International or forthcoming research reports.

c)	the trading and investment activities must be within the Employee’s financial means.

d)	Do not ask for or accept any preferential terms or conditions in connection with any personal trading or investments, unless the terms are available to all persons having comparable portfolios and creditworthiness or to all employees under a plan negotiated by Bosera International.

e)	Limit the risks in your personal account trading. Do not engage in excessive trading activities that represent a high degree of financial risk.

f)	Trading and investment activities should be for investment purposes and not for short term trading profits.

g)	Do not engage in speculative trading, such as trading based on rumors.

h)	In general, Employees should not invest in a competitor (other than investments in securities of publicly traded companies). Competitors include unrelated financial services companies of any kind, and others engaged in any business the firm is involved in, such as banks, asset managers, depository institutions, credit unions, lenders, investment banks, insurers, insurance agencies, and securities brokers, dealers, and underwriters.

4.	Approval to Open External Broking Account

The Employee must seek prior approval prior to opening new external broking account. He/she is required by submitting the “Application for Approval to Open External Broking Account” form for approval. Approved forms handled by the Compliance Team. Upon approval, Bosera International will issue consent letter to employees and executive directors to open outside broking accounts.

博时国际管理制度

文件名称：	合规管理制度	文件编号：
审批人：	博时国际	生效日期：	2017.11.01
更新部门：	博时国际风控及法规部	文档页数：	第 88 页 共 104 页

5.	Approval of Trades

4.1.	Submission of Trade Request

To trade for their personal accounts, Employee are required to fill out the “Personal Transaction Application” form via BSHK and submit it to the Compliance Team for processing. Please see Appendix 3 for details. In all cases, approval can only be granted after the Compliance Team is satisfied that relevant transactions have already been completed for Bosera International’s funds/clients and not on the restricted list. The personal trade application for the CEO / Deputy CEO will be approved by a responsible officer of Bosera International. The Compliance Team will inform the employees and executive directors whether their application is approved or not. Employee can trade for their personal accounts only after approval from Bosera International is granted.

4.2.	Approval Process Flow

●	Two approved persons are placed in the middle of the approval flow to offer a backup if the primary approval person is away from business.

●	Compliance Team will prepare the “Monthly Staff Dealing Report” to the CEO which details the personal dealing activities of the staff for the reporting month for review.

4.3.	Approval Criteria

The approval is valid for no more than three (3) days. (including the day of obtaining such approval), and is subject to the following constraints:

●	the Employee may not buy or sell an investment if at the time of approval the Company has a pending “buy” or “sell” order in the same investment until that order is executed or withdrawn;

●	the Employee may not buy or sell an investment for their personal accounts within 1 trading day before (if the employee is aware of a forthcoming client transaction) or after trading in that investment on behalf of a client. However, the aforesaid restriction does not apply where client orders have been fully executed and any conflicts of interest have been removed;

●	the Employee may not buy or sell an investment for their personal accounts within 1 trading day before (if the employee is aware of a forthcoming recommendation) or after a recommendation on that investment is made or proposed by the Company. However, this restriction does not apply where client orders have been fully executed and any conflicts of interest have been removed;

●	that cross trades between the Employee and clients be prohibited;

●	that short-selling of any securities recommended by the Company for purchase be prohibited;

博时国际管理制度

文件名称：	合规管理制度	文件编号：
审批人：	博时国际	生效日期：	2017.11.01
更新部门：	博时国际风控及法规部	文档页数：	第 89 页 共 104 页

●	the Employee should be prohibited from participating directly or indirectly acquiring beneficial ownership in a security in Initial Public Offers (“IPO”) or limited public offerings or private placement available to clients of the Company or its connected persons, and should not use their positions to gain access to IPO’s for themselves or any other person.

●	When the Company starts managing SFC authorized funds, any director or officer of the Company individually cannot own more than 0.5% of the total nominal amount of all the issued securities of that class listed on the Hong Kong Stock Exchange being held by the concerned SFC authorized funds, or, collectively the directors and officers of the company cannot own more than 5% of those securities.

6.	Holding Period

The Employee are required to hold all personal investments for at least 30 days, unless prior written approval of the CEO / Deputy CEO or Head of Compliance is given for an earlier disposal.

7.	Submission Requirements

For approved trades, the Employees are required to submit the execution details and attach trade confirmations on BSHK within 5 business days of approval and they must do so even if the trades were not executed.

The Employees are also required to submit the monthly statements of their personal accounts to Compliance Department within 15 business days after the end of the relevant month.

博时国际管理制度

文件名称：	合规管理制度	文件编号：
审批人：	博时国际	生效日期：	2017.11.01
更新部门：	博时国际风控及法规部	文档页数：	第 90 页 共 104 页

Appendix 1 – Security Type

Security Type	Covered Security?	Pre-clearance Required?	Transactions and Holdings Reporting Required?
Equities (publicly traded) and any equity related structured products such as equity linked note, equity options etc	Yes	Yes	Yes
IPO via underwriting	Yes	Yes (but generally not permitted under the Code)	Yes (but generally not permitted under the Code)
Any form of privately owned business or investments	Yes	Approval is granted on a case-by-case basis (See Note 1)
Any mutual funds, UCITs, SICAVs, unlisted managed investment schemes advised or sub-advised by Bosera International	Yes	Yes	Yes
Index funds, index futures, index options (other than the one which is in relation to any ETF or index strategies managed by Bosera International)	Yes	No	Yes
Corporate Bond	Yes	No	Yes
Stock options received from previous employers	Yes	No	Yes
Any single premium insurance products, index funds, money market fund, mutual funds, UCITs, SICAVs, unlisted managed investment schemes not advised or sub-advised by Bosera International	Yes	No	Yes
Involuntary purchases or sales of securities such as mandatory tenders of corporate actions etc	Yes	No	Yes
US Treasury securities and other direct obligations backed by the full faith and credit of the US Government or other sovereign government or supra-national agencies	No	No	No
Cash deposit, certificates of deposit, commercial paper, foreign currency deposits, foreign exchange transactions	No	No	No
Insurance products such as Child Educational plans, investment linked plan, endowment insurance contracts, and banks’ regular saving plans where the investment portfolio is managed by a 3rd party investment professionals	No	No	No

Note 1 – Be determined on a case-by-case basis provided that the company in nature does not have material business conflict with Bosera International or any of its affiliates.

博时国际管理制度

文件名称：	合规管理制度	文件编号：
审批人：	博时国际	生效日期：	2017.11.01
更新部门：	博时国际风控及法规部	文档页数：	第 91 页 共 104 页

Appendix 2 – Holdings Disclosure

博时基金
BOSERA FUNDS

Staff Dealing Form

Disclosure of Securities Holdings

Name of Employee

☐ Initial disclosure on (YYYY/MM/DD)

☐ Ongoing Quarterly disclosure - For the period ending (YYYY/MM/DD)

I hereby declare that I hold the following investments:

Own Accounts

Exchange Ticker (Stock Code)	Type of Securities (stock, bond, mutual fund, etc)	Quantity held	Price (as of the reporting date)	Principal amount (Quantity*Price)	Name of Broker / Bank in which the securities are held

Related Accounts **

Exchange Ticker (Stock Code)	Type of Securities (stock, bond, mutual fund, etc)	Quantity held	Price (as of the reporting date)	Principal amount (Quantity*Price)	Name of Broker / Bank in which the securities are held

Remarks: ***Related Accounts mean the accounts of staff member's spouse, minor children and accounts in which the staff member holds beneficial interests*

Date this disclosure is submitted (YYYY/MM/DD): ________

Signed / Submitted by: ________

Version – Dec 2013

博时国际管理制度

文件名称：	合规管理制度	文件编号：
审批人：	博时国际	生效日期：	2017.11.01
更新部门：	博时国际风控及法规部	文档页数：	第 92 页 共 104 页

Appendix 3 – Pre-trade Clearance Form

博时基金 BOSERA FUNDS

Staff Dealing Form

Personal Transaction Application

A. APPLICATION FOR PERSONAL TRANSACTION

- *To be completed by the employee prior to the transaction*

Date of Transaction	Type of Transaction (Buy/Sell)	Exchange Ticker (Stock Code)	Type of Securities (stock, bond, mutual fund, etc)	Executed Quantity	Esitmated Price	Principal amount (Quantity*Price)	Name of Broker / Bank in which the securities are traded

Date this report is submitted (YYYY/MM/DD): ________

Signed / Submitted by: _________

B. TRANSACTION REPORTS

- *To be completed by the employee after transaction is effected*

Date of Transaction	Type of Transaction (Buy/Sell)	Exchange Ticker (Stock Code)	Type of Securities (stock, bond, mutual fund, etc)	Executed Quantity	Executed Price	Principal amount (Quantity*Price)	Name of Broker / Bank in which the securities are traded

Date this report is submitted (YYYY/MM/DD): ________

Signed / Submitted by: _________

Version – Dec 2013